POWER OF ATTORNEY

        This Power of Attorney is made on this 23rd day of January, 2006, by and between Deborah K. Daniels, whose address is 113 West Dawes Street, Suite 111, Bixby, Oklahoma 74008 (referred to herein as “I” or “my”), and Darin M. Myman, whose address is c/o BigString Corporation, 3 Harding Road, Suite F, Red Bank, New Jersey 07701.

        Grant of Authority. I hereby appoint Darin M. Myman to act as my agent (called an attorney in fact) to do each and every act which I could personally do for the following uses and purposes:

To file on my behalf with the Securities and Exchange Commission (the “Commission”), Forms 3, 4 and 5 as shall be required from time to time pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

        Powers. I hereby give Darin M. Myman all the power and authority which I may legally give to him. Darin M. Myman may revoke this Power of Attorney or appoint a new agent in his place. I approve and confirm all that Darin M. Myman or his substitute may lawfully do on my behalf.

        To effect the foregoing, I hereby execute this Power of Attorney and acknowledge that I have received a copy of this Power of Attorney and that I understand its terms.

/s/ Deborah K. Daniels
Deborah K. Daniels